Exhibit (d)(7)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (this “Agreement”) is by and between Wilshire Associates Incorporated, a California corporation (the “Sub-Adviser”), and Waddell & Reed Investment Management Company, a Kansas corporation (the “Adviser”), for the Waddell & Reed Advisors Wilshire Global Allocation Fund (the “Fund”), a portfolio of the Waddell & Reed Advisors Funds (the “Trust”), an open-end diversified management investment company organized as a series fund under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and shall be effective as of the 17th day of May, 2017.

WHEREAS, the Trust has appointed the Adviser as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement, dated January 30, 2009 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, The Adviser and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund consists of two segments: (i) a multi-asset segment (the “Multi-Asset Segment”) to be managed by a sub-adviser and (ii) a private equity segment (the “Private Equity Segment”), for which Adviser shall retain investment discretion;

WHEREAS, The Adviser desires to appoint the Sub-Adviser as the sub-adviser for the Multi-Asset Segment of the Fund with responsibility for allocating the Multi-Asset Segment’s assets as provided below, subject to compliance with the terms of certain exemptive relief obtained from the US Securities and Exchange Commission (the “SEC”), The Adviser may appoint the Sub-Adviser, and this Agreement may become effective, without shareholder approval;

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide certain investment advisory services to the Multi-Asset Segment of the Fund; and

WHEREAS, and the Sub-Adviser desires to furnish such services to the Adviser under the terms and subject to the conditions set out below.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows.

1.	Appointment of Sub-Adviser. Under the terms and subject to the conditions of this Agreement and in accordance with and subject to the Advisory Agreement, the Adviser hereby appoints the Sub-Adviser to perform the underlying fund selection services described herein for investment and reinvestment of the Multi-Asset Segment’s assets, subject to the control and direction of the board of trustees of the Trust (the “Board”) and the Adviser. The Sub-Adviser hereby accepts such appointment and agrees to furnish such services in exchange for the compensation described herein. The Sub-Adviser is, for all purposes of this Agreement, an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser.

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Multi-Asset Segment of the Fund.

(i)	The investment of the assets of the Multi-Asset Segment shall at all times be subject to (i) the applicable provisions of the Trust’s Declaration of Trust, Bylaws, and the registration statement, (ii) current prospectus and statement of additional information and (iii) the investment objectives, policies and restrictions applicable to the Multi-Asset Segment as set forth in such documents, all in the form provided to the Sub-Adviser by the Adviser from time to time and as interpreted from time to time by the Board and by the Adviser, and communicated to the Sub-Adviser in writing. Within the framework of the investment objectives, policies and restrictions of the Multi-Asset Segment, as set forth in such documents, and subject to the supervision of the Adviser, the Sub-Adviser shall be responsible for allocating the Multi-Asset Segment’s assets among the series of either the Waddell & Reed Advisors Funds (Trust) or the Ivy Funds (each such fund is an “Underlying Affiliated Fund” and collectively, the “Underlying Affiliated Funds”) provided for such use by Adviser; provided that the Adviser and Sub-Adviser agree that the Adviser shall be responsible for all trading and investment execution activities on behalf of the Multi-Asset Segment of the Fund based on instructions provided by the Sub-Adviser and that the Sub-Adviser shall have no responsibilities with respect to trading or investment execution with respect to the Fund. The Adviser agrees to consult with the Sub-Adviser regarding proposed material changes to the objective, policies or restrictions of the Fund as they relate to the Multi-Asset Segment; however, it is the Adviser’s ultimate and sole decision to recommend such a revision to the Board for consideration. If a change is made to the Fund’s objective, policies or restrictions with respect to the Multi-Asset Segment, the Adviser agrees to notify the Sub-Adviser, in writing, at least 30 days prior to such change taking effect, or as soon as practicable if such change is required by applicable law, and to deliver to the Sub-Adviser updated documents, if prepared.

(ii)	In carrying out its obligations to manage the investments and reinvestments of the assets of the Multi-Asset Segment into the Underlying Affiliate Funds, the Sub-Adviser shall (A) formulate and implement a continuous investment program for the Multi-Asset Segment consistent with the investment objective and related investment policies for the Fund with respect to the Multi-Asset Segment as described above; (B) conform to the requirements as set forth in Subchapter M of the Internal Revenue Code, as amended, in addition to the relevant regulations and rules of the SEC and any other relevant regulatory bodies with respect to the Multi-Asset Segment; and (C) shall coordinate and cooperate with the Adviser to monitor trades. In addition, Sub-Advisor shall use commercially reasonable efforts to coordinate and cooperate with the Adviser to monitor regulatory developments to remain in compliance with the applicable rules and regulations with respect to the Fund; provided that the Advisor and Sub-Adviser acknowledge and agree that the Adviser and/or the Board, and not the Sub-Adviser, has ultimate responsibility for all compliance matters with respect to the Fund

(A)	In connection with the purchase and sale of securities of the Multi-Asset Segment, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) for the Trust on a daily basis, to be no later than 1:00 p.m. CST on trade date + 1 (T+1) such confirmation, standing instructions and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. The Sub-Adviser shall render such reports to the Adviser and to the Board concerning the investment activity and portfolio composition of the Multi-Asset Segment in such reasonable form and at such reasonable intervals as the Adviser or the Board may from time to time require.

(b)	The Sub-Adviser shall materially comply with all applicable rules and regulations of the SEC in providing investment management services with respect to the Multi-Asset Segment; provided that the Advisor and Sub-Adviser acknowledge and agree that the Adviser and/or the Board, and not the Sub-Adviser, has ultimate responsibility for all compliance matters with respect to the Fund.

(c)	The Sub-Adviser shall comply with all reasonable requests of the Trust (through the Adviser) for information regarding the Multi-Asset Segment and the Sub-Advisers services thereto, including information required in connection with the Trust’s filings with the SEC and state securities commissions

(d)	At such intervals and in such form as may be mutually agreed, the Sub-Adviser shall furnish to the Adviser for distribution to the Board, reports on the investment performance of the Multi-Asset Segment and on the performance of its obligations under this Agreement and shall supply such additional, reasonable, reports and information regarding the Multi-Asset Segment as the Board or the Trust’s officers may request.

(e)	The Sub-Adviser shall not be responsible for voting any proxies or taking any action with respect to corporate action elections for proxies and corporate actions with respect to securities held by the Multi-Asset Segment, which shall be the responsibility of the Adviser.
(f)	The Sub-Adviser shall review all notices, including, but not limited to, corporate action notices, and shall provide and respond to all corresponding requests for information in relation to the securities held in the Multi-Asset Segment; provided that the Advisor and Sub-Adviser acknowledge and agree that the Adviser and/or the Board, and not the Sub-Adviser, has ultimate responsibility for responding to all such notices. The Adviser shall instruct the custodian and other appropriate parties providing services to the Multi-Asset Segment to promptly forward misdirected corporate action notices to the Sub-Adviser.

(g)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely in the commercially reasonable judgment of Sub-Adviser to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and any termination or resignation of senior (key) personnel who are directly responsible for portfolio management for the Multi-Asset Segment and listed on Exhibit A hereto.

(h)	The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Adviser or the Trust may be entitled to participate as a result of the Fund’s security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be limited to cooperating with the Adviser and the Trust in making such filings and to using commercially reasonable in sharing applicable information regarding such matters with the Adviser and the Trust.

(i)	Except as otherwise provided herein, Sub-Adviser may not delegate to one or more entities or affiliates any of the investment advisory services relating to the services described in this Agreement for which Sub-Adviser is responsible without the prior written consent and approval of the Adviser and the Board.

(j)	For greater clarity, the Sub-Adviser shall have no responsibility or liability of any kind with respect to the Private Equity Segment of the Fund.

3.	Delivery of Documents to the Adviser.

(a)	The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(i)	The Sub-Adviser’s current Form ADV, Part 1 and Part 2, and any amendments thereto, if applicable;

(ii)	Separate lists of individuals whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the fund accounting agent of Trust assets for the Multi-Asset Segment;

(iii)	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser as currently in effect; and

(iv)	The Sub-Adviser’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Adviser Act of 1940, as amended.

(b)	The Sub-Adviser will provide to the Adviser (i) copies of all material amendments of or supplements to the foregoing, if any and (ii) such other documents relating to its services under this Agreement, in each case solely as the Adviser may reasonably request. Such amendments or supplements as to items (i) through (iv) above, shall be provided within 30 days of the time such materials are requested by the Adviser.

4.	Expenses. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the provision of services under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser.

5.	Compensation.

(a)	In payment for the investment sub-advisory services to be rendered hereunder by the Sub-Adviser in respect of the Multi-Asset Segment, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder, a fee computed at an annual rate, which shall be a percentage of the average daily value of the net assets of the Multi-Asset Segment. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Multi-Asset Segment as determined as of the close of each business day pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust. The fee shall be payable in arrears by the 15th day of each calendar month.

(b)	The amount of such annual fee, in U.S. dollars, shall be a monthly asset-based fee (“Asset-Based Fee”) applied to the average daily value of the net assets of the Multi-Asset Segment as described in the schedule below.

Net Multi-Asset Segment Assets	Fee
Up to $500 million	0.06%
Over $500 million and up to $1 billion	0.05%
Over $1 billion and up to $2 billion	0.04%
Over $2 billion	0.03%

6.	Renewal, Termination and Survival.

(a)	The term of this Agreement begins on May 18, 2017 and will continue until August 30, 2018, and will renew from year to year thereafter, if such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Board, and if such continuance is also approved annually by a vote of the majority of the Board who are not parties or interested persons of the parties to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may be terminated at any time without payment of penalty upon the occurrence of one of the following: (i) by the Board or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Fund on 60 days’ prior written notice, or (ii) by either party hereto upon 60 days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Advisory Agreement or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

(c)	Any right, obligation or required performance of the parties in this Agreement that, by its express terms or nature and context, is intended to survive termination of this Agreement, shall survive any such termination.

7.	Limits on Liability.

(a)	Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of the Adviser or custodians or other agents of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed; however, nothing in this Agreement will be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)	The Adviser and the Board understand that the value of investments made for the Multi-Asset Segment and the Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made, and are not making, any guarantees, including any guarantee as to any specific level of performance of the Multi-Asset Segment or the Fund. The Adviser and the Board acknowledge that each Fund and each segment thereof is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund with respect to the Multi-Asset Segment by the Sub-Adviser are subject to various market and business risks.

(c)	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, if the Sub-Adviser duly performs all of its obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Multi-Asset Segment of the Fund. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund with respect to the Multi-Asset Segment, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own accounts or for the account of any other client.

(d)	Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

8.	Confidential Treatment. Any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund. In addition, any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund with respect to the Multi-Asset Segment, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund with respect to the Multi-Asset Segment.

Notwithstanding the above, confidential information hereunder (“Confidential Information”) may be disclosed to the extent required by law or by an order or decree or request of any court or other governmental or regulatory authority; provided, however, that each party will, if legally compelled to disclose such information: (i) provide the other party with prompt written notice of that fact so that the other party may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8; (ii) disclose only that portion of the Confidential Information that a party’s legal counsel advises is legally required; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so disclosed. Confidential information, including permitted copies, will be deemed to be the exclusive property of the disclosing party. The disclosing party’s disclosure of the Confidential Information will not constitute an express or implied grant to the receiving party of any rights under the disclosing party’s copyrights, trade secrets, trademarks or other intellectual property rights.

Notwithstanding any other provision of this Agreement, Adviser consents on its own behalf and on behalf of the Trust and the Fund to the identification of each such party as a client of Sub-Adviser and, to the extent Sub-Adviser is obligated by contract or applicable law or regulation, disclosure of fees paid by Adviser to Sub-Adviser in respect of inquiries relating to potential conflicts of interests from existing or prospective clients of other Sub-Adviser services.

Adviser acknowledges that in the ordinary course of Sub-Advisers’ business, Sub-Adviser evaluates and makes recommendations with respect to investment managers (“Manager Evaluations”) and agrees that Sub-Adviser may use and disclose any information in Wilshire’s possession, including without limitation Confidential Information, in connection with such Manager Evaluations.

9.	Representations and Warranties of the Sub-Adviser. The Sub-Adviser hereby represents and warrants to the Adviser as follows:

(a)	The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(c)	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

(d)	The information provided by Sub-Adviser to the Adviser for inclusion in (i) the registration statement filed with the SEC, as amended from time to time, for the Fund (“Registration Statement”), and (ii) the Fund’s prospectuses and statements of additional information (including amendments) thereto is materially correct as of the date it was provided.

The Sub-Adviser agrees to notify the Adviser promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

10.	Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Adviser has all requisite authority to enter into and execute this Investment Sub-Advisory Agreement, in accordance with the IMA; and

(c)	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

11.	Reports by the Sub-Adviser and Records of the Fund.

(a)         The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Multi-Asset Segment, including information that is required to be disclosed in the Trust’s Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the financial statements, books and records with respect to the Multi-Asset Segment to be inspected and audited by the Trust, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser. The Sub-Adviser shall promptly notify and forward to the Adviser any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust’s Registration Statement.

(b)         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Multi-Asset Segment are the joint property of the Sub-Adviser and the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records upon the Trust’s or the Adviser’s request within a reasonable time after such request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Multi-Asset Segment. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

12.	Indemnification.
(a)	The Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors the Fund, made by Sub-Adviser and provided to Adviser or the Fund by Sub-Adviser.

(b)	The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (collectively, Losses”) to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of this Agreement or the Sub-Adviser’s services to the Fund, except to the extent that such Losses arise from willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties hereunder.

13.	Assignment by the Sub-Adviser. This Sub-Adviser shall not assign this Agreement to any other individual or entity without the Adviser’s prior written consent, which consent will not be unreasonably withheld; however, such consent shall be subject to the prior approval of the Board. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

14.	Jurisdiction and Applicable Law.

(a)	The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein.

(b)	This Agreement shall be construed and enforced in accordance with the laws of Delaware, the 1940 Act and the applicable rules and guidance issued by the SEC and its staff thereunder.

(c)	Nothing in this Section affects the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

15.	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	WADDELL & REED INVESTMENT MANAGEMENT COMPANY 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Philip J. Sanders, President

a required cc: to the following for notices under subparagraphs 2(a)(v) and (vi), Sections 9, 11 and 12:

psanders@waddell.com jdulski@waddell.com

If to the Trust or Fund:	WADDELL & REED ADVISORS FUNDS 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Wendy J. Hills, Vice President

If to the Sub-Adviser:	Wilshire Associates Incorporated 1299 Ocean Avenue, Suite 700 Santa Monica, CA 90401 Attn: President, Funds Management Group

a required cc:

Wilshire Associates Incorporated 1299 Ocean Avenue, Suite 700 Santa Monica, CA 90401 Attn: General Counsel Email: wailegal@wilshire.com

16.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

The duly authorized representatives of each party executed this Agreement on the date set forth below.

WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:	/s/ Philip J. Sanders
Philip J. Sanders, Chief Executive Officer

Date:	May 5, 2017

WILSHIRE ASSOCIATES INCORPORATED

By:	/s/ Jason Schwarz
Jason Schwarz, President – Wilshire Funds Management

Date:	May 12, 2017

EXHIBIT A

Sub-Advisor Key Personnel for Fund

Nathan Palmer

Elizabeth Yakes

Anthony Wicklund